Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

LaSalle Hotel Properties:

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-156451, 333-158617, and 333-163296) and on Forms S-8 (Nos. 333-158873, 333-125058, 333-104056, 333-86911, and 333-72265) of LaSalle Hotel Properties of our reports dated February 25, 2010, with respect to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of LaSalle Hotel Properties.

KPMG LLP

Chicago, Illinois

February 25, 2010